Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13D referred to below) on behalf of each of them of a statement on Schedule 13D (including any amendments thereto) with respect to the common stock, par value $0.001 per share, of BMB Munai, Inc., a Nevada corporation, and that this Agreement may be included as an exhibit to such joint filing.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of February 24, 2011.

Dated: February 24, 2011	PALAEONTOL B.V. By: /s/ Zhang Ruilin Name: Zhang Ruilin Title: Authorized Representative of the Corporate Managing Directors
Dated: February 24, 2011	PALAEONTOL COÖPERATIEF U.A. By: /s/ Zhang Ruilin Name: Zhang Ruilin Title: Authorized Representative of the Corporate Managing Directors
Dated: February 24, 2011	MIE NEW VENTURES CORPORATION By: /s/ Zhang Ruilin Name: Zhang Ruilin Title: Sole Director
Dated: February 24, 2011	MIE HOLDINGS CORPORATION By: /s/ Zhang Ruilin Name: Zhang Ruilin Title: Chairman
Dated: February 24, 2011	FAR EAST ENERGY LIMITED By: /s/ Zhang Ruilin Name: Zhang Ruilin Title: Chairman
Dated: February 24, 2011	ZHANG RUILIN /s/ Zhang Ruilin
Dated: February 24, 2011	ZHAO JIANGWEI /s/ Zhao Jiangwei